Exhibit 99.1

FOR IMMEDIATE RELEASE

RASER TECHNOLOGIES, INC.

5152 North Edgewood Drive

Provo, Utah 84604

(801) 765-1200

RASER ANNOUNCES JIM SPELLMAN TO LEAD PLUG-IN HYBRID TEAM

Provo, UT, July 31, 2009 -Raser Technologies, Inc. (NYSE: RZ), a leading energy technology company, said today that Jim Spellman will take over the leadership of the Plug-in Hybrid Team beginning August 1. Patrick J. Schwartz will step down as President of Raser Technologies at the end of July 2009 to pursue other opportunities outside of Raser. Mr. Schwartz will continue his association with Raser for several months to assist with any transitional issues.

Mr. Schwartz joined the Company in 2006 and was instrumental in helping to drive the successful completion of the extended range electric vehicle (EREV) project unveiled this year at the SAE Congress in Detroit, MI, while leading Raser's T&I business segment.

"Pat played an important role in our company's development," said Brent M. Cook, CEO of Raser Technologies. We appreciate the contribution that Pat has made these past few years."

Raser's Vice President of the Transportation and Industrial segment, Jim Spellman, will assume Mr. Schwartz' responsibilities. Mr. Spellman joined Raser in 2006. He has more than 20 years of engineering experience with motors in the automotive industry. Mr. Spellman came to Raser after working for Delco Remy , a former division of General Motors, for more than 27 years. Among his many responsibilities at Delco, Mr. Spellman was the director of hybrid technology.

"Jim has extensive experience in the automotive industry, which is now the focus of Raser's T&I division. His skill set and experience are an excellent fit for the mission and direction of this part of our business," said Cook.

About Raser Technologies
Raser (NYSE: RZ) is an environmental Energy Technology company focused on geothermal power development and technology licensing. Raser's Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology and Raser's Symetron(TM) technology developed internally by its Transportation and Industrial segment. Raser's Transportation & Industrial segment focuses on extended-range plug-in-hybrid vehicle solutions and using Raser's award-winning Symetron(TM) technology to improve the torque density and efficiency of the electric motors and drive systems used in electric and hybrid-electric vehicle powertrains and industrial applications. Further information on Raser may be found at: www.rasertech.com.

contacts

Raser Technologies, Inc.

Issa Arnita

Investor Relations

(801) 765-1200

investorrelations@rasertech.com

Hayden IR

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Public Relations contact: Stern & Co.

Richard Stern

212 888-0044

richstern@sternco.com

Alison Simard

323-650-7117

arsimard@sternco.com